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                                                                 EXHIBIT 4.3




                                 CONQUEST, INC.,

                                  A NIC ENTITY,

                           INVESTORS' RIGHTS AGREEMENT

         THIS INVESTORS' RIGHTS AGREEMENT (this "AGREEMENT") is entered into as of January 12, 2000, by and among Conquest, Inc., a NIC entity, a Colorado corporation (the "COMPANY"), National Information Consortium, Inc., a Colorado corporation ("NIC"), and each of the other holders of certain interests in the Company as attached hereto on EXHIBIT A (the "NON-NIC SHAREHOLDERS").

                                    RECITALS

         WHEREAS, NIC and the several members (the "CONQUEST MEMBERS") of Conquest Softworks, L.L.C., a Colorado limited liability company ("CONQUEST"), have entered into a Contribution Agreement, dated as of January 12, 2000 (the "CONTRIBUTION AGREEMENT"), pursuant to which the Company has issued to NIC and to each of the Conquest Members such number of shares of common stock of the Company, par value $0.001 per share (the "SHARES"), that equals fifty percent of the total number of Shares outstanding immediately following the Closing (as defined below) of the transactions described in the Contribution Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, NIC, Conquest and the Holders hereby agree as follows:

                                    AGREEMENT

1.       GENERAL

          1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

          "AGREEMENT" shall mean this Conquest, Inc. Investors' Rights Agreement, dated January 12, 2000, by and among the Company, NIC and the Non-NIC Shareholders.

         "ARTICLES OF INCORPORATION" shall mean the Company's articles of incorporation, as filed with the Secretary of State of the State of Colorado.

         "BUSINESS PLAN" shall mean a plan for the conduct of the Company's Business for any calendar year or as otherwise agreed by the Company's board of directors, including operations plans, spending budgets, development work-plans and related goals.

          "CLOSING" shall have the meaning given such term in the Contribution Agreement.

          "COMMISSION" shall mean the United States Securities and Exchange Commission.

                                       1

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         "COMPANY" shall mean Conquest, Inc., a Colorado corporation.

         "COMPANY'S BUSINESS" shall be the business of developing, commercializing and providing: software, related documentation, training and certain hardware for state UCC filings, corporations divisions filings and other governmental systems; public access software for filing and searching of these state systems; and various software systems for use by other governmental units.

          "CONFIDENTIAL INFORMATION" shall have the meaning specified in
SECTION 4.2.

          "CONTRIBUTION AGREEMENT" shall have the meaning specified in the preamble to this Agreement.

         "CONQUEST CHANGE IN CONTROL TRANSACTION" shall have the meaning specified in SECTION 2.4(a).

          "EBITDA" shall mean earnings before income taxes, depreciation and amortization.

         "EQUITY INCENTIVE PLAN" means any plan or program, duly adopted by the Company's board of directors, for the issuance of Shares or other equity securities to employees, directors or consultants of the Company.

         "GAAP" shall mean United States generally accepted accounting principals, as consistently applied.

         "SHAREHOLDER" shall mean all beneficial holders of the Shares.

         "IPO" shall mean the initial underwritten firm commitment public offering of the Shares pursuant to registration statement filed under Securities Act and declared effective by the Commission.

         "NIC REPRESENTATIVE" shall mean either of Jim Dodd or Kevin Childress acting as a member of the Company's board of directors or, in their absence, any individual nominated by NIC and duly elected to serve on the Company's board of directors.

         "NON-NIC REPRESENTATIVE" shall mean either of William Birdsall, Jerry Nelson or Tom Sullivan acting as a member of the Company's board of directors or, in their absence, any individual nominated by the Conquest Members and duly elected to serve on the Company's board of directors.

          "NON-NIC SHAREHOLDER PUT" shall have the meaning specified in
SECTION 2.2(a).

         "NON-NIC SHAREHOLDERS" shall mean any holder of the Company's Shares other than NIC.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.



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          "SHARES" shall mean the Company's common stock, par value $0.001 per share.

2.       CALL AND PUT OPTIONS

         2.1      NIC CALL OPTION.

                  (a) RIGHT TO PURCHASE. At any time during the period commencing on January 12, 2001 and ending upon the occurrence of a Conquest Change in Control Transaction, NIC shall have the right, exercisable pursuant to the procedures provided in SECTION 2.1(d) hereof, to purchase from the Non-NIC Shareholders all, but not less than all, of the then-outstanding Shares held by the Non-NIC Shareholders at a price equal to the Call Exercise Price and paid by wire transfer of immediately available funds to each of the Non-NIC Shareholders pro rata.

                  (b) CALL EXERCISE PRICE. In addition to any additional amounts that may be required to be paid following the Call Exercise Date upon the terms provided in SECTION 2.1(c) the Call Exercise Price per share will be a dollar amount equal to the greater of:

                         (i) the quotient obtained by dividing (A) the product
of twelve times theCompany's EBITDA for the immediately preceding twelve months, as such EBITDA shall have been determined through the procedures provided in
SECTION 2.3, by (B) the total number of Shares issued and outstanding on the Call Exercise Date; or

                         (ii) the quotient obtained by dividing 30,000,000 by
the total number of Shares issued and outstanding on the Call Exercise Date;

                         (iii) PROVIDED, HOWEVER, that, after January 12, 2002,
the Call Exercise Price must be a dollar amount equal to the amount provided for by SECTION 2.1(b)(i).

                  (c) SUBSEQUENT PAYMENT UPON CERTAIN CHANGES IN CONTROL. If a Conquest Change in Control Transaction is consummated during the period commencing on the Call Exercise Date and ending on the date which is 48 months following the Call Exercise Date, then NIC agrees to pay, within 30 days after the consummation of such Conquest Change in Control Transaction, by wire transfer of immediately available funds, the cash amount to each of the Non-NIC Shareholders pro rata provided below:

                         (i) If a Conquest Change in Control Transaction is
consummated during the period commencing on the Call Exercise Date and ending on the day which is twelve months after the Call Exercise Date, then NIC shall pay an aggregate dollar amount, if any, equal to the difference between the Call Exercise Price and (A) 35% of the acquisition price paid in the Conquest Change in Control Transaction or (B) if such Conquest Change in Control Transaction is an IPO, the aggregate offering price of the Shares formerly held by the Conquest Members and acquired by NIC pursuant to the call option provided in
SECTION 2.1(a).



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                         (ii) If a Conquest Change in Control Transaction is
consummated during the period commencing on the date which is one day after the twelve month period immediately following the Call Exercise Date and ending on the day which is 24 months after the Call Exercise Date, then NIC shall pay an aggregate dollar amount, if any, equal to 75% of the amount determined under the formula provided in SECTION 2.1(c)(i).

                         (iii) If a Conquest Change in Control Transaction is
consummated during the period commencing on the date which is one day after the 24 month period immediately following the Call Exercise Date and ending on the day which is 36 months after the Call Exercise Date, then NIC shall pay an aggregate dollar amount, if any, equal to 50% of the amount determined under the formula provided in SECTION 2.1(c)(i).

                         (iv) If a Conquest Change in Control Transaction is
consummated during the period commencing on the date which is one day after the 36 month period immediately following the Call Exercise Date and ending on the day which is 48 months after the Call Exercise Date, the NIC shall pay an aggregate dollar amount, if any, equal to 25% of the amount determined under the formula provided in SECTION 2.1(c)(i).

                  (d) CALL EXERCISE PROCEDURE. If NIC wishes to exercise the right to purchase provided for by SECTION 2.1(a), NIC shall promptly deliver written notice of its election to exercise to each of the Non-NIC Shareholders and initiate a procedure, if any, to determine the Call Exercise Price. The date upon which its written notice of exercise was delivered shall be the "Call Exercise Date." The closing with respect to any exercise of the NIC call option provided for by SECTION 2.1(a) shall take place at the principal offices of the Company on the tenth business day following the final determination of the Call Exercise Price; provided, however, that all orders, consents and approvals of governmental authorities legally required for the closing of such sale shall have been obtained and be in effect. At such closing, in exchange for full payment of the Call Exercise Price, as provided in SECTION 2.1(b), the Non-NIC Shareholders shall deliver to NIC all of the Shares, free and clear of all liens and encumbrances of any nature, issued and outstanding and held by the Non-NIC Shareholders. NIC shall exercise commercially reasonable efforts to promptly obtain all orders, consents and approvals of governmental authorities legally required in light of the transactions to take place at such closing.

         2.2      NON-NIC SHAREHOLDER PUT OPTION.

                  (a) RIGHT TO PUT. Each of the Non-NIC Shareholders individually shall have the right (a "Non-NIC Shareholder Put"), exercisable after the times described in SECTION 2.2(a)(i) through SECTION 2.2(a)(ii) below and pursuant to the procedures provided in SECTION 2.2(c) hereof, to put to NIC all, but not less than all, of the Shares held by such Non-NIC Shareholder at a price equal to the Put Exercise Price paid by wire transfer of immediately available funds.

                         (i) At any time after January 12, 2001; or

                         (ii) upon the occurrence of a NIC Change in Control
Transaction.



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                  (b) PUT EXERCISE PRICE. The Put Exercise Price will be a
dollar amount determined as follows:

                         (i) If a Non-NIC Shareholder Put is exercised after
January 12, 2001 but not upon the occurrence of a NIC Change in Control transaction, the Put Exercise Price per share will be a dollar amount equal to the quotient obtained by dividing (A) the product of seven times the Company's EBITDA for the immediately preceding twelve months, as such EBITDA shall have been determined through the procedures provided in SECTION 2.3, by (B) the total number of Shares issued and outstanding on the Put Exercise Date; or

                         (ii) If a Non-NIC Shareholder Put is exercised after
January 12, 2002 and upon the occurrence of a NIC Change in Control Transaction, the Put Exercise Price per share will be a dollar amount equal to the quotient obtained by dividing (A) the product of twelve times the Company's EBITDA for the immediately preceding twelve months, as such EBITDA shall have been determined through the procedures provided in SECTION 2.3, by (B) the total number of Shares issued and outstanding on the Put Exercise Date; or

                         (iii) If a Non-NIC Shareholder Put is before January
12, 2002 and upon the occurrence of a NIC Change in Control Transaction, the Put Exercise Price will be a dollar amount equal to the greater of the amount determined under the formula provided in SECTION 2.2(b)(ii) or the quotient obtained by dividing the sum of $30,000,000 by the total number of Shares issued and outstanding on the Put Exercise Date.

                  (c) PUT EXERCISE PROCEDURE. If a Non-NIC Shareholder wishes to exercise its right to put provided for by SECTION 2.2(a), that Non-NIC Shareholder shall promptly deliver written notice of its election to exercise to NIC and initiate a procedure, if any, required to determine the Put Exercise Price. The date upon which its written notice of exercise was delivered shall be the "Put Exercise Date." The closing with respect to any exercise of a Non-NIC Shareholder Put shall take place at the principal offices of the Company on the tenth business day following the final determination of the Put Exercise Price; provided, however, that all orders, consents and approvals of governmental authorities legally required for the closing of such sale shall have been obtained and be in effect. At such closing, in exchange for full payment of the Put Exercise Price, as provided in SECTION 2.2(b), that Non-NIC Shareholder shall deliver to NIC all of the Shares held by it free and clear of all liens and encumbrances of any nature. NIC shall exercise commercially reasonable efforts to promptly obtain all orders, consents and approvals of governmental authorities legally required in light of the transactions to take place at such closing.

         2.3      PROCEDURES REQUIRED TO DETERMINE CERTAIN EXERCISE PRICES.

         In the event that NIC and any Non-NIC Shareholder fail to agree on the Company's EBITDA within 60 days of any Call Exercise Date or Put Exercise Date then if the difference between the two proposed EBITDA calculations is less than or equal to ten percent of the higher proposed EBITDA calculation, the Company's EBITDA shall be the average of the two




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proposed EBITDA calculations. In all other cases, NIC and such Non-NIC
Shareholder shall each, within fifteen (15) days of the expiration of such 60-day period, submit in writing to a nationally recognized accounting firm not having any substantial relation with either party and reasonably acceptable to each party (an "Independent Firm"), a proposed EBITDA together with documentation supporting such EBITDA. The Independent Firm shall determine, within fifteen (15) days of receipt of the proposed EBITDA calculations and supporting documentation, an EBITDA value for the Company, and the proposed EBITDA calculations closest to such EBITDA value determined by the Independent Firm shall be the Company's EBITDA and shall be final and binding on the parties for purposes of the payment of such Call Exercise Price or such Put Exercise Price. In the event that the parties fail to agree on an Independent Firm within fifteen (15) days of the expiration of such 60-day period, each of the parties shall select a nationally recognized accounting firm, and the two accounting firms proposed by the parties shall select a third nationally recognized accounting firm to serve as the Independent Firm, and the parties shall be required to submit their proposed EBITDA calculations to such Independent Firm within fifteen (15) days thereafter. Failure by either party to submit a proposed EBITDA calculations to the Independent Firm (or failure to propose an accounting firm as the Independent Firm) shall, following receipt of written notice by the failing party and a 15-day cure period thereafter, be deemed to result in the selection of the proposed EBITDA calculations or the proposed Independent Firm, as the case may be, of the non-defaulting party.

         2.4      CERTAIN CHANGE IN CONTROL TRANSACTIONS.

                  (a)      CONQUEST CHANGE IN CONTROL TRANSACTION.

                         (i) For purposes of this Agreement, a "Conquest Change
in Control Transaction" shall be deemed to have commenced upon the occurrence of any one of the following events:

                                (A) the filing of a registration statement with the Commission for the purposes of registering Shares under the Securities Act of 1933, as amended;

                                (B)     approval, by the Company's board of
                                        directors, of planning to make a public
                                        stock offering, to merge or to be
                                        acquired; or

                                (C) the receipt of any bona fide proposal or inquiry regarding the merger or acquisition of the Company or substantially all of its assets.

                         (ii) For purposes of the Agreement, a "Conquest Change
in Control Transaction" shall be deemed to have been consummated upon the closing of any of the proposed transactions identified under SECTION 2.4(a)(i).

                         (iii) If, following the commencement of a Conquest
Change in Control Transaction, the Company's board of directors expressly abandons or rejects such Conquest

Change in Control Transaction, the rights and obligations of NIC and the Non-NIC Shareholders hereunder shall, upon such abandonment or rejection, then be the same as if such Conquest Change in Control Transaction had not commenced.

                  (b) NIC CHANGE IN CONTROL TRANSACTION. For purposes of this Agreement, a "NIC Change in Control Transaction" shall be deemed to have been consummated upon the closing of any transaction or series of related transactions resulting in a change in beneficial ownership of 40% or more of the issued and outstanding voting securities of NIC, excluding any public offering of equity securities of NIC.

         2.5      TERMINATION OF RIGHTS.

         The rights set forth in SECTION 2.1 and 2.2 of this Agreement shall terminate upon the occurrence of an IPO.

3.       CORPORATE GOVERNANCE

         3.1      COMPOSITION OF THE BOARD OF DIRECTORS.

                  (a) INITIAL DIRECTORS. Each of NIC and the Non-NIC Shareholders agrees to take all actions reasonably necessary (including the voting of all Shares owned by them) to ensure that the Company's board of directors shall be comprised of seven directors and that the initial seven directors shall be: Jerry Nelson, Tom Sullivan, William Birdsall, Jim Dodd, Kevin Childress, Robert Gow and David King. The initial directors shall each have an initial term of three years. The Company shall reimburse members of the Board for their reasonable expenses associated with carrying out their duties as members of the Board.

                  (b)      EXECUTIVE COMPENSATION MATTERS.

                         (i) The Company shall establish a compensation
committee of its board of directors. Such compensation committee shall be comprised of three members of the Company's board of directors and shall have the powers and duties set forth in the resolutions of the board of directors authorizing the establishment of such committee. The compensation committee shall initially consist of the following three members of the Company's board of directors: William Birdsall, Kevin Childress and Robert Gow. NIC shall have final authority to approve the committee's recommendations relating to compensation.

                         (ii) Promptly following the Closing, the Company's
compensation committee shall recommend and the Company's board of directors shall adopt an Equity Incentive Plan which shall provide for the award of incentive compensation to the Company's key employees, subject to the terms of such employees' employment contracts as applicable. For each of the first three calendar years of the Company's operations, such Equity Incentive Plan with provide for a bonus pool equal to the lesser of $5,000,000 or one seventh (1/7th) of the Company's EBITDA for the calendar year during which awards are being made. Up to 50% of such bonuses may be paid in the common stock of NIC, with the balance to be paid in cash.

Such bonuses shall be paid within 45 days after the end of each calendar year. Following the first three calendar years of the Company's operations, the Company's board of directors, or an appropriately authorized committee thereof, shall determine any formula upon which bonuses are awarded.

                  (c) The Company's board of directors shall initially appoint William Birdsall to act as the Chair of the Board of Directors, the Chief Executive Officer and the President of the Company. Mr. Birdsall shall have an employment agreement with a minimum term of three years. Mr. Birdsall shall be responsible for selecting other persons to serve as officers of the Company. All other employees and consultants for the Company shall be selected by Mr. Birdsall, must be approved by the Board of Directors and shall each enter into a written consulting or employment agreement, which shall include an appropriate covenant not to compete with the Company. The Company shall have no obligation or responsibility to hire any current employee of Conquest or NIC.

         3.2      REQUIRED REPRESENTATIVE CONSENTS.

                  (a) CONSENT OF NIC REPRESENTATIVE. For as long as any Shares are outstanding, the Company shall not, unless it has obtained the vote or written consent of (i) at least a majority of the Shareholders or (ii) at least one NIC Representative:

                         (i) remove any NIC Representative;

                         (ii) authorize, issue any additional Shares or any new
equity security senior to the Shares, except with respect to issuances of additional Shares under any Equity Incentive Plan for employees and/or consultants;

                         (iii) amend the Articles of Incorporation, Bylaws or
this Agreement, or waive any of the provisions thereof or hereof, in a manner that would alter or change the rights, preferences or privileges of the Shares held by NIC disproportionate to the Non-NIC Shareholders;

                         (iv) take any action that results in the redemption of
any Shares (other than pursuant to the Company's exercise of its rights under any Equity Incentive Plan to repurchase Shares or options granted to employees or consultants);

                         (v) increase the authorized number of the members of
the Company's board of directors;

                         (vi) pay dividends other than pro rata in accordance
with the number of Shares owned by each Shareholder;

                         (vii) effect a Conquest Change of Control Transaction;



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                         (viii) sell, spin-off or otherwise distribute any
business or subsidiary of the Company on a basis other than pro rata to all of the Shareholders;

                         (ix) cause the Company to engage in any business not
related to the Company's Business; or

                         (x) increase the pool of shares reserved for issuance
under any Equity Incentive Plan.

                  (b) CONSENT OF NON-NIC REPRESENTATIVE. For as long as any Shares are outstanding, the Company shall not, unless it has obtained the vote or written consent of at least one Non-NIC Representative:

                         (i) approve any agreements or arrangements between or
involving the Company and NIC, or the Company and a NIC affiliate;

                         (ii) remove any Non-NIC Representative;

                         (iii) authorize, issue any additional Shares or any new
equity security senior to the Shares, except with respect to issuances of additional Shares under any Equity Incentive Plan for employees and/or consultants;

                         (iv) amend its Articles of Incorporation, Bylaws or
this Agreement, or waive any of the provisions thereof, in a manner that would alter or change the rights, preferences or privileges of the Shares held by the Non-NIC Shareholders disproportionate to NIC;

                         (v) take any action that results in the redemption of
any Shares (other than pursuant to the Company's exercise of its rights under any Equity Incentive Plan to repurchase Shares or options granted to employees or consultants);

                         (vi) increase the authorized number of the members of
the Company's board of directors;

                         (vii) pay dividends other than pro rata in accordance
with the number of Shares owned by each Shareholder;

                         (viii) effect a Conquest Change of Control Transaction;

                         (ix) sell, spin-off or otherwise distribute any
business or subsidiary of the Company on a basis other than pro rata to all of the Shareholders;

                         (x) cause the Company to engage in any business not
related to the Company's Business; or



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                         (xi) increase the pool of shares reserved for issuance
under any Equity Incentive Plan.

         3.3      TERMINATION OF RIGHTS.

         SECTIONS 3.1 and 3.2 shall terminate upon an IPO.

4.       COVENANTS

         4.1      REPORTING AND DELIVERY OF FINANCIAL STATEMENTS.

                  (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP and will set aside on its books all such proper accruals and reserves as shall be required under GAAP.

                  (b) The Company shall deliver to each Holder as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, a balance sheet of the Company, a statement of shareholder's equity, a statement of income and a statement of cash flows, each as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP.

                  (c) The Company shall deliver to each Shareholder such other information related to the Company as required by law.

                  (d) The Company will furnish to NIC, at least 30 days prior to the beginning of each fiscal year, a proposed annual Business Plan for such fiscal year. The implementation of the proposed annual Business Plan shall be contingent upon its approval by NIC under this SECTION 4.1(d), which such approval shall not be unreasonably withheld.

                  (e) The rights granted pursuant to this SECTION 5.1 shall terminate upon the IPO.

         4.2      CONFIDENTIALITY OF RECORDS.

         Each Shareholder agrees to use, and to use its best commercially reasonable efforts to ensure that its authorized representatives use, the same degree of care as such Shareholder uses to protect its own Confidential Information to keep confidential any information furnished to it which the Company identifies as being confidential (so long as such information is not in the public domain), except that such Shareholder may disclose such Confidential Information to any member, subsidiary, parent or manager of a Shareholder or entity under common control with such Shareholder for the purpose of evaluating its investment in the Company as long as such member, subsidiary, parent or manager of a Shareholder or entity under common control with such Shareholder agrees to be bound by this SECTION 4.2. For purposes of this SECTION 4.2 "CONFIDENTIAL INFORMATION" does not include information, technical data or know-how that (i) is




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in the Shareholder's possession at the time of initial disclosure as shown by the Shareholder's files and records immediately prior to the time of such disclosure and that is not subject to any other legal obligation regarding its disclosure; (ii) before or after it has been disclosed to the Shareholder, is part of the public knowledge or literature, not as a result of any action or inaction of the Shareholder or (iii) is approved for release by written authorization of the Company. The provisions of this SECTION 4.2 shall not apply (i) to the extent that a Shareholder is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court of competent jurisdiction or pursuant to any requirement (whether or not having the force of law, but if not having the force of law, being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority or (ii) to the disclosure of Confidential Information to a Shareholder's employees, counsel, accountants or other professional advisors, provided such persons agree to be bound by this SECTION 4.2.

5.       MISCELLANEOUS

         5.1 GOVERNING LAW. This Agreement is to be construed in accordance with and governed by the laws of the State of Colorado, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of Colorado to the rights and duties of the parties.

         5.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Shareholder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         5.3 SUCCESSORS AND ASSIGNS; TRANSFERS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a Shareholder from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the permitted transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the Shareholder of such Shares in its records as the absolute owner and Shareholder of such Shares for all purposes, including the payment of dividends or any redemption price. Any attempt by a Shareholder to transfer Shares in violation of this Agreement or the Articles of Incorporation shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Shares without the written consent of the holders of a majority of the Shares.

         5.4 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         5.5 AMENDMENT AND WAIVER. Except as otherwise expressly provided, the obligations of the Company and the rights of the Shareholders under this Agreement may be amended, modified or waived only with the written consent of the Company, upon the approval of the Company's board of directors pursuant to SECTION 3.2 hereof, and the approval of Shareholders representing at least eighty (80%) of the voting power of the then issued and outstanding Shares.

         5.6 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day or (iii) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten days' advance written notice to the other parties hereto.

         5.7 INJUNCTIVE RELIEF. Each party hereto acknowledges that it will be impossible to measure in money the damages that would be suffered if any party fails to comply with any of the obligations herein imposed on such party and that in the event of any failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations, and if any action should be brought inequity to enforce any of the provisions of this obligations, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

         5.8 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         5.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         5.10 ENTIRE AGREEMENT. This Agreement, including any exhibits and other agreements expressly referenced herein, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein.



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         IN WITNESS WHEREOF, the parties hereto have executed this INVESTORS'
RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE COMPANY                         CONQUEST, INC.

                                    By: /s/ William Birdsall
                                        ---------------------------------------
                                          WILLAIM BIRDSALL
                                          Chief Executive Officer and President

                                    Address:   464 Turner Drive, Suite 5
                                               Durango, CO 81301


NIC                                 NATIONAL INFORMATION CONSORTIUM, INC.

                                    By: /s/ Kevin Childress
                                        ---------------------------------------
                                          KEVIN CHILDRESS
                                          Chief Financial Officer

                                    Address:   12 Corporate Woods
                                               10975 Benson Street, Suite 390
                                               Overland Park, CO 66210
                                               Facsimile: 877-456-3468

CONQUEST MEMBERS                    William Birdsall

                                    /s/ William Birdsall
                                    ------------------------------------
                                    Address:        25 Lewis Mountain Lane
                                                    Durango, CO 81301

                                    The Nelson Family Foundation Inc.
                                    /s/ Jerry Nelson
                                    ------------------------------------
                                    By:             Jerry Nelson
                                    Address:        8787 E. Pinnacle Peak Road

                                                    Suite 200
                                                    Scottsdale, AZ 85255


                                    /s/ Peter Glick
                                    ------------------------------------
                                    Address:        117 Sunrise Lane
                                                    Durango, CO 81301


                                    /s/ Thomas Sullivan, Sr.
                                    ------------------------------------
                                    Address:        6390 E. Tanque Verde Road
                                                    Tuscon, AZ 85715


                                    /s/ William Eckard
                                    ------------------------------------
                                    Address:        5566 Country Road, #203
                                                    Durango, CO 81301

                 [Signature Page to Investors' Rights Agreement]


                                        /s/ DAVID LEVENTHAL
                                        --------------------------------


                                        Address:   ___________________

                                                   ___________________
                                                   Facsimile: __________


                                        /s/ STEVE ORCHARD
                                        --------------------------------


                                        Address:   ___________________

                                                   ___________________
                                                   Facsimile: __________

                 [Signature Page to Investors' Rights Agreement]


                                        /s/ RON ROSS
                                        --------------------------------


                                        Address:   ___________________

                                                   ___________________
                                                   Facsimile: __________


                                        /s/ EVERETT WOHLERS
                                        --------------------------------


                                        Address:   ___________________

                                                   ___________________
                                                   Facsimile: __________

                                    EXHIBIT A

                                William Birdsall

                        The Nelson Family Foundation Inc.

                                   Peter Glick

                              Thomas Sullivan, Sr.

                                 William Eckard

                                 David Leventhal

                                  Steve Orchard

                                    Ron Ross

                                 Everett Wohlers